Exhibit 99.1

                  Cambridge Heart Receives Notice from Nasdaq

    BEDFORD, Mass.--(BUSINESS WIRE)--March 21, 2003--Cambridge Heart, Inc. (NASDAQ:CAMH) today announced that it has received a Nasdaq Staff Determination dated March 18, 2003 indicating that the Company has failed to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq SmallCap Market under Nasdaq Marketplace Rule 4310(c)(4). The Company stated that it intends to file an appeal and request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and to present a plan to regain compliance for continued listing. The hearing request will stay the delisting of the Company's common stock, which is scheduled for the opening of business on March 27, 2003, until the appeal has been heard and the Panel has rendered its decision. There can be no assurance the Panel will grant the company's request for continued listing. If delisted, the Company would seek to have its common stock traded on the National Association of Securities Dealers' OTC Bulletin Board.

    About Cambridge Heart, Inc.

    Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest. The Company's products incorporate its proprietary technology, Microvolt T-Wave Alternans, and are the only diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-wave alternans. The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the NASDAQ/SmallCap under the symbol CAMH. Cambridge Heart can be found on the World Wide Web at www.cambridgeheart.com.

    Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates" and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Quarterly Report on Form 10-Q under "Factors Which May Affect Future Results", which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

    CONTACT: Cambridge Heart
             Robert Palardy, 781/271-1200 ext. 231
             www.cambridgeheart.com
             or
             Consulting for Strategic Growth
             Stanley Wunderlich, 212/896-1280
             CFSG1@aol.com